         EX-99.B-77G

WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G:     Defaults on senior securities
1.	Myrtle Creek Oregon Building Authority

$3,000,000 8.000% Myrtle Creek Golf Course Project Revenue Bonds due 6/01/21
CUSIP 628599AA0
This is a monetary default, with a default date of June 30, 1999.
Amount of default per $1,000 face amount is $707
Total amount of default is $2,120,000

2.	Spring Hill Golf Corporation

$75,000 5.750% Spring Hill Kansas Certificate Participation Bonds due 01/15/06
CUSIP 84965MAC2
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $156
Total amount of default is $11,680

$295,000 6.375% Spring Hill Kansas Certificate Participation Bonds due 01/15/20
CUSIP 84965MAF5
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $68
Total amount of default is $20,174

$4,460,000 6.500% Spring Hill Kansas Certificate Participation Bonds due 01/15/28
CUSIP 84965MAG3
This is a monetary default, with a default date of January 15, 2005
Amount of default per $1,000 is $196
Total amount of default is $874,846